Exhibit 5

IVANHOE ENERGY INC.
654 — 999 Canada Place
Vancouver, BC V6C 3E1
Telephone: 604-688-8323 Fax: 604-682-2060
Notice of Annual General Meeting of Shareholders
April 15, 2009
NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders of IVANHOE ENERGY INC. (the “Company”) will be held in Suite 629 — 999 Canada Place, Vancouver, British Columbia on Wednesday, April 15, 2009, at 9:00 AM local time (the “Meeting”) for the following purposes:
1.	to receive the report of the directors;

2.	to receive the Company’s audited financial statements for the financial year ended December 31, 2008 and the auditor’s report thereon;

3.	to elect directors for the ensuing year;

4.	to appoint auditors for the ensuing year and to authorize the directors to fix the auditors’ remuneration;

5.	to consider and, if thought advisable, to pass an ordinary resolution ratifying the grant in April, 2008, of 185,000 incentive stock options to two employees of the Company, all as more particularly described in the Management Proxy Circular that accompanies this Notice; and

6.	to transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.
The Board of Directors has fixed March 12, 2009 as the record date for the determination of shareholders entitled to notice of, and to vote at, this Annual General Meeting and at any adjournment thereof.
A Management Proxy Circular and a form of proxy accompany this Notice. The Management Proxy Circular contains details of matters to be considered at the Meeting. The audited consolidated financial statements of the Company for the year ended December 31, 2008, and the auditor’s report thereon, are expected to be mailed to registered shareholders on or about March 25, 2009.
A shareholder who is unable to attend the Meeting in person and who wishes to ensure that their shares will be voted at the Meeting, is requested to complete, date and sign the enclosed form of proxy and deliver it by facsimile, by hand or by mail in accordance with the instructions set out in the form of proxy and in the Management Proxy Circular. Instructions on how to vote over the internet are also set out in the Management Proxy Circular.
DATED at Vancouver, British Columbia, this 13th day of March, 2009.

BY ORDER OF THE BOARD OF DIRECTORS

“Beverly A. Bartlett ”

Beverly A. Bartlett
Vice President & Corporate Secretary